Exhibit h.5

ADDITIONAL COMPENSATION AGREEMENT

October [    ], 2004

PA Fund Management LLC

1345 Avenue of the Americas

New York, New York 10105

Ladies and Gentlemen:

Reference is made to the Purchase Agreement dated October [    ], 2004 (the “Purchase Agreement”), by and among PIMCO Floating Rate Strategy Fund, a closed-end management investment company (the “Fund”), PA Fund Management LLC (“PAFM” or the “Manager”) and UBS Securities LLC, with respect to the issue and sale of the Fund’s common shares of beneficial interest, par value $0.00001 per share (the “Common Shares”), as described therein. Reference is also made to (i) the Investment Management Agreement, dated [                    ], 2004 (the “Investment Management Agreement”) between PAFM and the Fund and (ii) the registration statement on Form N-2 regarding the Common Shares of the Fund (the “Registration Statement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

PAFM hereby confirms its agreement with UBS Securities LLC with respect to the additional compensation referred to in the “Underwriting” section of the Registration Statement, payable by PAFM to UBS Securities LLC. PAFM agrees to pay UBS Securities LLC additional compensation (the “Additional Compensation”) as provided for in Section 2 hereof; provided that such Additional Compensation shall be an amount equal to 0.15% of the Fund’s average weekly total managed assets (i.e., total assets of the Fund (including any assets attributable to any Preferred Shares and borrowings that may be outstanding) minus accrued liabilities (other than liabilities representing borrowings)) (the “Total Managed Assets”) attributable to the Common Shares sold by UBS Securities LLC in the offering; and provided, further, that such payments shall not exceed the “Maximum Additional Compensation Amount” (as defined in Section 3 hereof). The Additional Compensation shall be payable as set forth in Section 2 hereof.

SECTION 1. UBS Securities LLC.

(a) Within 60 days following the Closing Date, UBS Securities LLC shall prepare or cause to be prepared and provide to PAFM the aggregate purchase price to the public of the Common Shares sold by UBS Securities LLC, which shall be appended as Schedule A to this Additional Compensation Agreement. Such Schedule A shall be prepared in good faith by UBS Securities LLC and subject to verification by PAFM.

(b) PAFM hereby employs UBS Securities LLC, for the period and on the terms and conditions set forth herein, to provide the following services at the reasonable request of PAFM:

(i) after-market support services designed to maintain the visibility of the Fund on an ongoing basis;

(ii) relevant information, studies or reports regarding general trends in the closed-end investment company and asset management industries, if reasonably obtainable, and consult with representatives of PAFM in connection therewith; and

(iii) information to and consult with PAFM with respect to applicable strategies designed to address market value discounts, if any, with respect to the Fund.

SECTION 2. Payment of Additional Compensation.

(a) PAFM shall pay the Additional Compensation, quarterly in arrears, to UBS Securities LLC in an amount equal to the amount attributable to the Common Shares sold by UBS Securities LLC in the offering multiplied by 0.0375% of the Total Managed Assets of the Fund for such quarter.

(b) All fees payable hereunder shall be paid to UBS Securities LLC by wire transfer of immediately available funds within 15 days following the end of each calendar quarter to a bank account designated by UBS Securities LLC. At the time of each payment of Additional Compensation hereunder, PAFM shall deliver to UBS Securities LLC a statement indicating the amount of the of the aggregate average weekly Total Managed Assets of the Fund for such quarter on which such payment was based.

(c) The initial payments of Additional Compensation hereunder shall be paid with respect to the calendar quarter ending [                     ], 2004. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 15 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day which is a business day. All fees payable hereunder shall be in addition to any fees paid by the Manager pursuant to the Purchase Agreement.

SECTION 3. Maximum Additional Compensation Amount. The “Maximum Additional Compensation Amount” payable by the Manager hereunder shall be [     ]% of the aggregate offering price of the Common Shares. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) will receive additional compensation which will not exceed [     ]% of the aggregate initial offering price of the Common Shares.

SECTION 4. Term. This Additional Compensation Agreement shall continue coterminously with and so long as the Investment Management Agreement, dated [                    ], 2004, remains in effect between the Fund and PAFM, or any similar investment management agreement with a successor in interest or affiliate of PAFM remains in effect, as and to the extent that such investment management agreement is renewed periodically in accordance with the Investment Company Act of 1940, as amended. This Additional Compensation Agreement shall terminate on the earliest to occur of (a) with respect to UBS Securities LLC, the payment by PAFM to UBS Securities LLC of the Maximum Additional Compensation Amount, (b) with respect to the Fund, the dissolution and winding up of the Fund and (c) with respect to PAFM, the date on which the Investment Management Agreement or other investment management agreement between the Fund and PAFM or any successor in interest to PAFM, including but not limited to an affiliate of PAFM, shall terminate.

SECTION 5. Except to the extent legally required (after consultation with, and approval as to form and substance by, such Qualifying Underwriter and its counsel), none of (i) the name of UBS

Securities LLC, (ii) any advice rendered by UBS Securities LLC to PAFM, or (iii) or any communication from UBS Securities LLC in connection with the services performed by UBS Securities LLC pursuant to this Agreement will be quoted or referred to orally or in writing, or in the case of (ii) and (iii), reproduced or disseminated, by PAFM or any of its affiliates or any of their agents, without UBS Securities LLC’s prior written consent.

SECTION 6. PAFM will furnish UBS Securities LLC with such information as UBS Securities LLC believes appropriate to its assignment (all such information so furnished being the “Information”). PAFM recognizes and confirms that UBS Securities LLC (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having assumed responsibility for independently verifying the same, (b) does not assume responsibility for the accuracy, completeness or reasonableness of the Information and such other information and (c) will not make an appraisal of any assets or liabilities (contingent or otherwise) of the Fund. PAFM represents that at any time UBS Securities LLC is undertaking after market support services, the publicly available information with respect to the Fund will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

SECTION 7. Not an Investment Adviser. PAFM acknowledges that the Underwriters are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund. No provision of this Additional Compensation Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Underwriter, and the Underwriters are not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services. PAFM acknowledges and agrees that UBS Securities LLC has been retained solely to provide the services specified herein to PAFM, and not to act as an advisor to any other person, and PAFM’s engagement of UBS Securities LLC is not intended to confer rights upon any person (including the Fund or shareholders, employees or creditors of PAFM of the Fund) not a party hereto as against UBS Securities LLC or its affiliates, or its directors, officers, employees or agents, successors, or assigns. UBS Securities LLC shall act as an independent contractor under this Agreement, and not in any other capacity including as a fiduciary, and any duties arising out of its engagement shall be owed solely to PAFM.

SECTION 8. Not Exclusive. Nothing herein shall be construed as prohibiting any Underwriter or its respective affiliates from acting as such for any other clients (including other registered investment companies or other investment advisers).

SECTION 9. No Liability. PAFM agrees that no Underwriter shall have liability to PAFM or the Fund for any act or omission to act by such Underwriter in the course of its performance under this Additional Compensation Agreement, in the absence of gross negligence or willful misconduct on the part of such Underwriter. PAFM agrees to indemnify and hold harmless each Underwriter and its respective officers, directors, agents and employees against any loss or expense arising out of or in connection with such Underwriter’s performance under this Additional Compensation Agreement. This provision shall survive the termination, expiration or supersession of this Additional Compensation Agreement.

SECTION 10. Assignment. This Additional Compensation Agreement may not be assigned by any party without the prior written consent of each other party.

SECTION 11. Amendment; Waiver. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

SECTION 12. Governing Law. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. No claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”) may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and PAFM and UBS Securities LLC consent to the jurisdiction of such courts and personal service with respect thereto. PAFM and UBS Securities LLC waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

SECTION 13. Counterparts. This Additional Compensation Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Additional Compensation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among PAFM and UBS Securities LLC in accordance with its terms.

Very truly yours,

UBS SECURITIES LLC

By:
Name:
Title:

By:
Name:
Title:

CONFIRMED AND ACCEPTED,

as of the date first above written:

PA FUND MANAGEMENT LLC

By:
Name:
Title:

SCHEDULE A

Name of Qualifying Underwriter	Aggregate Purchase Price to Public of Common Shares Sold
UBS Securities LLC	$	[	]